Contact: Patrick L. Alesia
Vice President, Chief Financial Officer, Treasurer and Secretary
(516) 938-5544

FOR IMMEDIATE RELEASE

Griffon Corporation Obtains Commitment Letter and Waiver

Jericho, New York, March 14, 2008 - Griffon Corporation (NYSE:GFF) today announced that its wholly-owned subsidiary, Telephonics Corporation, entered into a commitment letter with J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. for a new $100 million revolving credit facility. JPMorgan has agreed to act as the sole lead arranger and sole bookrunner of the facility. Griffon Corporation anticipates that such transaction will close on or before April 30, 2008. The commitment letter is subject to customary conditions. A portion of the proceeds from this new facility, together with internal cash, is expected to be used to repay all amounts owing under Griffon’s existing credit facility, at which time its existing credit facility will be terminated.

The Company obtained a waiver of compliance with certain financial covenants contained in its existing credit facility from the lenders through April 30, 2008.

The Company also is in discussions with various lenders in connection with a possible senior secured credit facility for Clopay Corporation, a wholly-owned subsidiary of the Company, of approximately $200 million. It is intended that this facility would be in addition to the proposed credit facility for Telephonics.

Griffon Corporation—

∙	is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;
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installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

∙
is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets.

∙	develops and manufactures information and communication systems for government and commercial markets worldwide.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, including, but not limited to, the housing market, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel and capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company as previously disclosed in the company's Annual Report on Form 10-K for the year ended September 30, 2007 in response to Item 1A to Part I of Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.